Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VALIC Company I of our report dated July 29, 2019, relating to the financial statements and financial highlights, which appear in VALIC Company I Systematic Core Fund’s (formerly, VALIC Company I Growth & Income Fund) Annual Report on Form N-CSR for the year ended May 31, 2019. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

April 27, 2020